Exhibit 10.4

MODINE MANUFACTURING COMPANY
2008 INCENTIVE COMPENSATION PLAN
NON-QUALIFIED STOCK OPTION
AWARD AGREEMENT

We are pleased to inform you that you have been granted an Option to purchase shares of Common Stock of Modine Manufacturing Company (the “Company”), subject to the terms and conditions of the Modine Manufacturing Company 2008 Incentive Compensation Plan (the “Plan”) and of this Award Agreement.  Unless otherwise defined herein, all terms used in this Award Agreement shall have the same meanings as set forth in the Plan.

Full name of Grantee:

Date of Award:	June 2, 2015

Exercise price per share:	$

Total number of shares:

Total exercise price:	$

1. Option.  Pursuant to the Plan, you are hereby granted the option to purchase shares of Common Stock on the terms and conditions set forth in this Award Agreement.  The Option granted hereunder shall be a Non-Qualified Stock Option.

2.  Vesting Schedule.  The Option granted pursuant to this Award will vest according to the following schedule, provided, however, that, except as otherwise provided in Section 12.02 of the Plan or in this Award Agreement, you must be employed by the Company or a Subsidiary on each vesting date for that portion of the Option to vest.  If you separate from service due to Disability (as defined below), death or your retirement after age 60 with Committee approval prior to June 2, 2019, the Option shall become fully and immediately exercisable.  For purposes of this Award Agreement, “Disability” shall mean “permanent and total disability” as defined in Section 22 (e)(3) of the Code.

Number of Shares of Common Stock	Vesting Date
25% of the total number of shares	June 2, 2016
25% of the total number of shares	June 2, 2017
25% of the total number of shares	June 2, 2018
25% of the total number of shares	June 2, 2019

3.  Time of Exercise; Exercise Limitation.  Vested Options may be exercised (in the manner provided in paragraph 4 hereof) in whole or in part, from time to time after the Vesting Date, subject to the following limitations:

(a)	Because you are an executive officer of the Company subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, the Option may not be exercised by you within six (6) months after the Grant Date; and

(b)	The Option may only be exercised, at any one time, exclusively in multiples of twenty‑five (25) shares with a one hundred (100) share exercise minimum, except for the purchase of all shares then remaining subject to these options.

4.  Method of Exercising Option.  Subject to the limitations stated elsewhere in this Award Agreement or in the Plan, this Option will be exercisable as to all or a portion of the Common Stock in accordance with the vesting schedule above in Paragraph 2.  In no event will the Option be exercisable if it would result in a violation of federal or state securities laws or would occur later than ten (10) years from the date of grant.  The Option may be exercised in whole or in part by delivery to the Company or its designee (a) of written notice identifying the Option and stating the number of shares with respect to which it is being exercised, and (b) payment in full of the exercise price of the shares then being acquired; provided, however, that you may pay the exercise price either in cash, by transferring to the Company shares of stock of the Company at their Fair Market Value as of the date of exercise of the Option ("Delivered Stock"), a combination of cash and Delivered Stock, or such other forms or means that the Company determines are consistent with the Plan's purpose and applicable law.  Notwithstanding the foregoing, the Company may arrange for or cooperate in permitting broker-assisted cashless exercise procedures.  No person shall acquire any rights or privileges of a shareholder of the Company with respect to any shares of Common Stock until such shares have been duly issued.  The Company shall have the right to delay the issue or delivery of any shares to be delivered hereunder until (a) the completion of such registration or qualification of such shares under federal, state or foreign law, ruling or regulation as the Company shall deem to be necessary or advisable, and (b) receipt from you of such documents and information as the Company may deem necessary or appropriate in connection with such registration or qualification or the issuance of shares hereunder.

5.  Expiration Date.  Upon a termination of your employment for any reason (except termination of employment for Cause), this Option shall expire one (1) year from the date of termination of your employment.  Upon your termination of employment for Cause, this Option shall immediately expire. Notwithstanding anything herein contained to the contrary, this Option shall not be exercisable subsequent to ten (10) years after the date of grant.

6.  Transfer.  The Option shall be nontransferable and shall, except in the case of death or Disability, be exercisable only by you during your lifetime.  Notwithstanding the foregoing, you shall have the right to transfer the Option upon your death, either by the terms of your will or under the laws of descent and distribution.  In the case of your Disability, the Option shall be exercisable by your personal representative.  Upon your death, the Option shall be exercisable by your personal representative, administrator, or other representative of your estate, or the person or persons to whom this Option shall pass by will or under the laws of descent and distribution.

7.  No Unlawful Issue of Shares.  If, in the opinion of its counsel, the issue or sale of any shares of its stock hereunder pursuant to the Option shall not be lawful for any reason, including the inability of the Company to obtain, from any regulatory body having jurisdiction, authority deemed by such counsel to be necessary to such issuance or sale, the Company shall not be obligated to issue or sell any such shares pursuant to the exercise of the Option.

8.  No Obligation of Employment.  The Option shall not impose any obligation on the Company to continue your employment with the Company or a Subsidiary.

9.  Controlling Provisions; Plan Controls.  In the event of a conflict between the terms of this Award Agreement and any employment agreement or change in control agreement between you and the Company, this Award Agreement shall control.  This Option is qualified in its entirety by reference to the terms and conditions of the Plan under which it is granted, a copy of which you may request from the Company.  The Plan empowers the Committee to make interpretations, rules and regulations thereunder and, in general, provides that the determinations of such Committee with respect to the Plan shall be binding upon you.  The Plan is hereby incorporated herein by reference.

10.  Change in Control.  The vesting of the Option in the event of a Change in Control is governed by Section 12.02 of the Plan.  Involuntary termination of your employment by the Company would be termination of your employment by the Company without Cause and termination by you of your employment for Good Reason.   “Good Reason” means a material diminution in your base salary; material diminution in your annual target bonus opportunity; material diminution in your authority, duties or responsibilities; material diminution in authority, duties or responsibilities of the supervisor to whom you report; material diminution in the budget over which you retain authority; or material change in the geographic location at which you must perform services.

11.  Forfeiture Under Recoupment Policy.  The Company shall have the power and the right to require you to forfeit this Option, return the shares of Common Stock issued pursuant to an exercise of this Option or any proceeds therefrom consistent with any recoupment policy maintained by the Company under applicable law, as such policy is amended from time to time.

12.  Use of Words.  The use of words of the masculine gender in this Award Agreement is intended to include, wherever appropriate, the feminine or neuter gender and vice versa.

13.  Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

14.   Taxes.  The Company may require payment of or withhold any minimum tax that it believes is required as a result of the grant or exercise of the Option, and the Company may defer making delivery with respect to shares issuable hereunder until arrangements satisfactory to the Company have been made with respect to such tax withholding obligations.

SIGNATURES ON THE FOLLOWING PAGE

By your signature and the signature of the Company’s representative below, you and the Company agree that the Option which has been awarded to you under this Award Agreement is subject to the terms and conditions of the Plan, a copy of which is available to you upon request.  As provided in the Plan, you hereby agree to accept as binding any decision of the Committee with respect to the interpretation of the Plan and this Award Agreement, or any other matters associated therewith.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed as of June 2, 2015.

MODINE MANUFACTURING COMPANY
By:
Thomas A. Burke
President and Chief Executive Officer

The undersigned hereby accepts the foregoing Option and agrees to the terms and conditions of this Award Agreement and of the Plan.